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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                                  June 1, 1998
               (Date of Report - Date of earliest event reported)


                           NATIONAL AUTO CREDIT, INC.
             (Exact name of registrant as specified in its charter)



        DELAWARE                           1-11601                34-1816760
(State or other jurisdiction of          (Commission           (I.R.S. Employer
incorporation or organization)           File No.)          Identification No.)


                      30000 Aurora Road, Solon, Ohio 44139
              (Address of principal executive offices and zip code)

                                 (440) 349-1000
              (Registrant's telephone number, including area code)







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Item 5. Other Events
        ------------

         On June 1, 1998, the Company issued the following press release:

National Auto Credit, Inc. announced today that the Company has engaged the services of the corporate turnaround specialist firm Jay Alix & Associates to advise the Company in refining the Company's business strategy and developing new business strategies in light of the recent developments in the sub-prime auto finance industry. Jay Alix & Associates will also assist the Company in coordinating communication with the Company's lenders, shareholders and other interested parties. The Company is currently in negotiations with its lender group regarding the extension of the maturity date of its outstanding indebtedness.

Mr. Thomas W. Cross, a Principal with Jay Alix & Associates, has been appointed Interim Chief Executive Officer of the Company. Mr. Cross, with over 30 years of business experience and a background in the finance industry, specializes in leading financial and operational restructuring programs. Over the past five years, he has played a key role in corporate turnaround efforts at major U.S. and international companies.

National Auto Credit, Inc. is a specialized financial services company providing funding, receivables management and collection services to automobile dealers who sell and finance the purchase of vehicles to retail consumers with limited access to consumer credit.




         On June 4, 1998, the Company issued the following press release:


National Auto Credit, Inc. announced that it has reached an agreement in principle with its lenders to further extend the maturity date of the amounts outstanding under its credit agreements, originally due on January 21, 1998, until September 30, 1998.

Pursuant to this agreement in principle with its lender group, the Company has agreed, upon execution of a definitive extension agreement, to make a principal payment of $9 million, and commencing this week, weekly payments of $1 million principal and interest, at the prime rate plus two percent, through September 30, 1998.

The Company stated that since January 21, 1998, it has repaid approximately $18.2 million or 22 percent of its then outstanding principal obligations, which presently total approximately $65.6 million. The Company maintains a positive cash position and continues to operate on internally generated funds while it pursues alternative sources of capital.



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Interim CEO Tom Cross noted that he is "particularly pleased with the level of cooperation and progress made with the Company's lender group and believes that the agreement further positions the Company to accomplish its turnaround objective."

National Auto Credit, Inc. is a specialized financial services company providing funding, receivables management and collection services to automobile dealers who sell and finance the purchase of vehicles to retail consumers with limited access to consumer credit.



The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             NATIONAL AUTO CREDIT, INC.
                                                    (Registrant)

Date:       June 10, 1998                    BY:  /s/  Davida S. Howard
        -------------------                       ---------------------
                                                  Davida S. Howard
                                                  Vice President-Finance and
                                                  Controller